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Contact:    John Millerick
            Senior Vice President
            and Chief Financial Officer
            CalComp Technology, Inc.
            (714) 821-2500

            Mike Pollock/Roger Pondel
            Pondel Parsons & Wilkinson
            (310) 207-9300

                                                           FOR IMMEDIATE RELEASE

               CALCOMP RESTRUCTURES DEBT OWED TO LOCKHEED MARTIN;
               ENGAGES BANKER TO ADVISE ON STRATEGIC ALTERNATIVES

     ANAHEIM, CA -- July 16, 1998 -- CalComp Technology, Inc. (Nasdaq:CLCP) today announced it has completed an agreement to restructure $60 million of long-term debt owed to Lockheed Martin Corp. (NYSE:LMT) and has engaged Salomon Smith Barney to advise the company on strategic alternatives.

     Under the new agreement, Lockheed Martin will receive 1,000,000 non-voting shares of 8% non-convertible Series A Preferred stock of CalComp Technology, Inc., priced at $60 per share. As part of the agreement, CalComp's revolving line of credit with Lockheed Martin will be reduced to $13 million from $73 million. The company said it expects to use this line to meet operating expenses in the third quarter ending September 27, 1998.

     John Batterton, president and chief executive officer of CalComp, said the company had previously entered into a letter of intent with a bank for an additional $25 million senior line of credit, but was not able to reach agreement, and these negotiations were recently terminated.

     Batterton said Lockheed Martin has agreed to consider providing CalComp with additional funding to meet the company's liquidity requirements. Failure to obtain additional funding will result in material liquidity problems for the company.

     With the completion of the Lockheed Martin preferred stock agreement and the resulting improvement of its balance sheet, CalComp continues to meet the requirements for its common shares to trade on Nasdaq's National Market System.
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     CalComp is a leading developer and manufacturer of computer graphics peripherals and supplies for business and professional applications. As an industry leader in piezo inkjet technology, CalComp develops image marking systems and components which support advanced digital printing applications. For more information, visit the CalComp Web site at www.calcomp.com, or call 800 CALCOMP (800-225-2667).

     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to CalComp Technology's ability to successfully conclude negotiations with Lockheed Martin and obtain additional funding required to meet near term liquidity requirements. Actual results may differ materially from those indicated by such statements as a result of various factors, including those discussed in the Company's periodic reports filed with the SEC and its most recently filed Form 8-K.

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